EXHIBIT 99.1

MIM Reports First Quarter EPS of $0.10
Specialty Revenues Increase 20% Sequentially
EPS Beats Consensus

      ELMSFORD, NY - April 29, 2004 - MIM Corporation (NASDAQ:MIMS) (CBOE:OQX) (PCX:OQX) , a pharmaceutical healthcare organization, today reported first quarter 2004 results.

Financial Highlights(1)

  First quarter Specialty revenues increased 20% sequentially over the fourth quarter
  First quarter Specialty revenues increased 37% over 1Q03, excluding Synagis and increased 7%, including Synagis
  First quarter earnings per share were $0.10, a 100% increase over 1Q03, excluding TennCare PBM services and Synagis; 1Q03 was $0.15, including TennCare PBM services and Synagis
  PBM/Mail revenues increased 23% from 1Q03, excluding TennCare; and decreased 16% compared to 1Q03, including TennCare
  Specialty and Mail prescriptions dispensed increased 24% over 1Q03

        Richard H. Friedman, Chairman and Chief Executive Officer commented: "2004 is off to a solid start. We have exceeded consensus estimates. All of our businesses are performing well and overall Specialty therapies are growing."

        Revenues for the first quarter of 2004 were $148.1 million compared to $162.2 million in the first quarter of 2003. First quarter revenues increased 28% over the first quarter of 2003, excluding the revenue from TennCare PBM services and Synagis.(1)

        First quarter Specialty revenues were $57.7 million compared to $54.1 million for the same period last year. This increase includes the loss of $11.8 million in Synagis sales. Excluding the results from Synagis, the Specialty segment grew 37% over the prior year's period. Sequentially, first quarter Specialty revenues grew 20% over the fourth quarter.

        First quarter PBM Services segment revenues, which includes Mail Service, were $90.3 million compared to $108.0 million for the same period last year. Excluding TennCare PBM services, PBM revenues grew 23% in the current quarter compared to $73.5 million in the first quarter of 2003. (1)

        During the quarter, MIM's Scrip Solutions' prescription drug discount card program was selected by the Centers for Medicare and Medicaid Services as an approved national sponsor of the Medicare discount drug card program. "We are excited to participate in this program, which will deliver benefits to seniors at reduced costs. Our dedicated customer service and extensive pharmacy network will provide a significant value to participants," said Mr. Friedman.

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        Operating income for the first quarter was $3.8 million compared to $5.9 million for the first quarter of 2003. Excluding the results from TennCare and Synagis, operating income grew 64% from $2.3 million for the prior year's quarter. (1)

        Net income for the first quarter 2004 was $2.2 million or $0.10 per diluted share compared to $3.4 million or $0.15 per diluted share for the first quarter of 2003. Excluding the results from TennCare and Synagis, first quarter earnings per share doubled from $0.05 per diluted share for the prior year's period.(1)

        Cost of revenue for the first quarter was $131.1 million, compared with $143.6 million for the same period last year. Excluding the results from TennCare and Synagis, cost of revenue for the first quarter of 2003 was $100.8 million.(1)

        Gross profit for the quarter was $17.0 million or 11.5% compared to $18.6 million or 11.5% in the prior year's period. Excluding the results from TennCare and Synagis, gross profit for first quarter 2003 was $15.0 million.(1)

        Selling, general and administrative expenses increased to $12.5 million for the first quarter of 2004 from $12.2 million for the same period a year ago. These results include cost reductions, which were offset by continued investment in sales and marketing and the inclusion of the Natural Living acquisition.

        Chief Financial Officer James S. Lusk, said, "We have been successful in executing our plan. Our balance sheet is strong and we are well positioned to continue our momentum."

        Inventory turns remained strong for the quarter at 41. Days sales outstanding decreased to 41 days at March 31, 2004 from 44 days at December 31, 2003.

        The Company made a significant rebate payment to Tenncare MCO's in the first quarter that resulted in negative cash flow from operations of $6.8 million. A return to positive cash flow from operations is forecast for the second quarter. The Company expects to make the final payments related to Tenncare PBM in that quarter.

        "Our investments in the business are yielding results," added Mr. Friedman. "We are delivering growth across every business line and the opportunities for our industry continue to expand. The specialty market is accelerating, as customers better understand the advantages of identifying and managing these spiraling costs. We are on track to deliver earnings growth and increased shareholder value."

        MIM Corporation will host a conference call to discuss results today at 9:00 AM ET. Interested parties may participate in the conference call by dialing 888-428-4470 (US), or 612-332-0226 (International), 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available from 12:30 PM ET on April 29 through 11:59 PM ET on May 6, by dialing 800-475-6701 (US), or 320-365-3844 (International), and entering access code 728498. A webcast of the conference call will also be available under the investor information section of the MIM Corporation website, www.mimcorporation.com.

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MIM Corporation (www.mimcorporation.com) is a pharmaceutical healthcare organization delivering innovative pharmacy benefit and healthcare solutions that provide results beyond expectations. We excel by harnessing our clinical expertise, sophisticated data management, and therapeutic fulfillment capability, and combine it with our dedicated, responsive team of professionals that understands our partners' needs. The result is cost-effective solutions enhancing the quality of patient life.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

James S. Lusk Executive Vice President/Chief Financial Officer MIM Corporation 914-460-1648 Email: jlusk@mimcorporation.com	Rachel Levine Investor Relations The Anne McBride Co. 212-983-1702 x.207 Email: rlevine@annemcbride.com

(1)

See Table of Reconciliation for the differences between the non-GAAP financial measures and the most directly comparable GAAP measures. As required by Regulation G, the Company has provided a quantitative comparison between the GAAP and disclosed non-GAAP financial measures. The non-GAAP measures presented provide important insight into the ongoing operations and a meaningful comparison of revenue, gross profit, selling, general and administrative expenses, operating income, net income and earnings per share.

At March 31, 2004, deferred taxes have been separated between short term and long term. Prior periods have been reclassified to conform to the current presentation.

FINANCIAL TABLES AND SUPPLEMENTAL DATA FOLLOW

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